Exhibit 2

Amendment to Employment Agreement

This Amendment (this “Amendment”) to the Second Amended and Restated Employment Agreement effective as of April 1, 2002 (the “Agreement”) is made by and between BankUnited Financial Corporation (the “Company”) and Alfred R. Camner (“Executive”) and is effective as of October 23, 2002.

Recitals

WHEREAS, the Board of Directors has approved a grant of long-term performance-based compensation to Executive under the Company’s 2002 Stock Award and Incentive Plan, in the form of an award (the “Award”) of 150,000 restricted shares of the Company’s Noncumulative Convertible Preferred Stock, Series B (the “Series B Preferred Stock”); and

WHEREAS, the Award is subject (i) to the requirement that it be earned by the achievement of performance goals over approximately a two-year period, and, subsequent to achievement of the performance goals, (ii) to the additional requirement that any earned shares shall be subject to pro-rata vesting over a twelve-year period from the date the shares are deemed earned; and

WHEREAS, notwithstanding the requirements that the Award be earned and vested as specified above, the Award will vest in its entirety upon the death or disability of Executive or a Change in Control of the Company; and

WHEREAS, the Company and Executive have agreed that, if a Change in Control occurs within three (3) years of the date of grant of the Award, thus causing the Award to vest, then the amount of the parachute payment specified under the Agreement shall be reduced by one full year of salary and bonus;

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

1.      Section 9(b)(iv) is restated as follows:

“(iv)  within thirty (30) days following his termination of employment with the Company, a lump sum payment, in an amount equal to the dollar amount of the value of the highest aggregate Salary (cash or stock) awarded to the Executive during any one year of the five years preceding the Executive’s termination of employment with the Company, multiplied either (A) by the number of years in the Remaining Unexpired Employment Period, or (B) in the event the amount specified under this Section 9(b)(iv) is being calculated for payment pursuant to a Change in Control occurring prior to October 23, 2005, by one less than the number of years in the Remaining Unexpired Employment Period, such lump sum to be paid (without discounting for early payment) in lieu of all other payments of Salary provided for under this Agreement in respect of the period following any such termination;”

2.      Section 9(b)(iv) is restated as follows:

“(vii)  an amount equal to the dollar amount of the highest aggregate cash or stock bonus and long-term or short-term cash or stock incentive compensation plan payments paid to the Executive during any one year of the five years preceding the event triggering the payment of benefits under this Section 9(b), multiplied either (A) by the number of years in the Remaining Unexpired Employment Period, or (B) in the event the amount specified under this Section 9(b)(vii) is being calculated for payment pursuant to a Change in Control occurring prior to October 23, 2005, by one less than the number of years in the Remaining Unexpired Employment Period. For purposes of this subsection, the dollar amount of any stock bonus or stock incentive plan payment shall be the fair market value of the stock on the date the bonus or incentive payment is paid to the Executive, such payments to be made (without discounting for early payment) within thirty (30) days following the Executive’s termination of employment;”

3.      All defined terms not otherwise defined herein shall have the meaning indicated in the Agreement.

4.      Except as modified by this Amendment, all other terms and conditions of the Agreement remain in full force and effect.

BankUnited Financial Corporation		Executive:

By:	/s/ Lawrence Blum	By:	/s/ Alfred R. Camner
Name:	Lawrence Blum	Name:	Alfred R. Camner
Title:	Vice Chairman of the Board

ATTEST:

By:	/s/ Marc Lipsitz
Assistant Secretary